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                             [HARKEN LETTERHEAD]

                                    HARKEN
                                    ENERGY
NEWS RELEASE                      CORPORATION
                                            For Further Information 214-753-6900



                             FOR IMMEDIATE RELEASE

                  HARKEN ANNOUNCES $15 MILLION FINANCING AND
                        REPORTS ON DOMESTIC ACTIVITIES


         Dallas Texas--(May 12, 1995)--Harken Energy Corporation ("Harken") (AMEX: "HEC") of Dallas announced today that it has entered into a Note Purchase Agreement with several European institutions and investors in the amount of $15,000,000 establishing a credit facility to support Harken's future domestic oil and gas reserve acquisitions, exploration and development. This facility consists of 8% Senior Convertible Notes due May, 1998. These securities were not registered under the Securities Act of 1933, as amended, and cannot be sold in the U.S. without such registration or an exemption therefrom.

         Since the first of the year Harken has drilled three exploratory wells in the Four Corners Area that have resulted in two successful oil discoveries and one dry hole. Current plans call for Harken to drill from five to nine additional wells in this area in the remainder of 1995, evenly divided between exploratory and development wells.

         In conjunction with those plans, Harken has recently signed a contract with the Utah Geological Survey ("UGS") under which it will initially drill up to two developmental wells located in some of Harken's larger producing algal mounds in the Four Corners Area. Under this contract Harken will receive reimbursement of approximately 50% of the costs related to drilling these two wells and a study of the potential use of secondary and tertiary recovery methods for oil production.

         The previously announced merger with Search is presently being considered by Search shareholders and will be the subject of a special shareholder meeting to be held May 22, 1995. The assets of Search consist of proven oil and gas reserves and carried interests in 16 exploratory wells planned to be drilled on farmouts from Search over the next twelve months.

          Harken also reported that it has agreed to acquire an additional 11% interest in properties which it currently operates in the Paradox Basin (Four Corners Area). This acquisition increases Harken's domestic proven reserves by an estimated 15% and will also enhance monthly cash flow and is in addition to the interest it acquired last October in this area. This acquisition increases Harken's interest in the CHAP Venture to 82%.

           "These recent activities have enhanced the size and strength of our domestic portfolio, which is the basis of support for our high potential international exploration", stated Harken's Chairman, Mikel D. Faulkner.

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Harken Energy Corporation ("Harken") (AMEX: "HEC") explores for, develops and produces oil all and gas reserves domestically and internationally. The Company currently controls acreage in Colombia and offshore Bahrain and is active in the Paradox Basin in Utah.




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